UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

XL Fleet Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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145 Newton Street

Boston, Massachusetts 02135

April 15, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 annual meeting of stockholders of XL Fleet Corp. to be held at 9:00 a.m. ET on Wednesday, May 26, 2021.

As a result of public health and travel guidance due to COVID-19, this year’s annual meeting will be conducted solely via live audio webcast on the Internet. You will be able to attend the annual meeting, vote and submit your questions during the annual meeting by visiting https://www.cstproxy.com/xlfleet/2021. You will not be able to physically attend the annual meeting.

Details regarding the meeting, the business to be conducted at the meeting, and information about XL Fleet Corp. that you should consider when you vote your shares are described in the accompanying proxy statement.

At the annual meeting, three (3) persons will be elected to our board of directors. In addition, we will ask stockholders to ratify the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our board of directors recommends the approval of each of the proposals. Such other business will be transacted as may properly come before the annual meeting.

We have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On April 16, 2021, we intend to begin sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2021 annual meeting of stockholders and our 2020 annual report to stockholders. The Notice also provides instructions on how to vote online, how to access the virtual annual meeting and how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether or not you plan to attend the annual meeting, we hope you will vote promptly. Information about voting methods is set forth in the accompanying proxy statement.

Thank you for your continued support of XL Fleet Corp. We look forward to seeing you at the annual meeting.

Sincerely,

Dimitri N. Kazarinoff

Chief Executive Officer

145 Newton Street

Boston, Massachusetts 02135

April 15, 2021

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME: 9:00 a.m. ET

DATE: May 26, 2021

ACCESS: This year’s annual meeting will be held virtually via live webcast on the Internet. You will be able to attend the annual meeting, vote, and submit your questions during the meeting by visiting https://www.cstproxy.com/xlfleet/2021 and entering the 12-digit control number included in the Notice of Internet Availability or proxy card that you receive. For further information about the virtual annual meeting, please see the Questions and Answers about the Meeting beginning on page 3. We expect to resume in person stockholder meetings in future years.

PURPOSES:

1.	To elect three (3) directors to serve three-year terms expiring in 2024;
2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
3.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of XL Fleet Corp. common stock at the close of business on March 29, 2021. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at https://www.cstproxy.com/xlfleet/2021.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, mobile device or mail by following the instructions in the Notice of Internet Availability of Proxy Materials that you previously received in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the annual meeting. If you participate in and vote your shares at the annual meeting, your proxy will not be used.

BY ORDER OF OUR BOARD OF DIRECTORS

Dimitri N. Kazarinoff

Chief Executive Officer

i

ii

XL FLEET CORP.

145 Newton Street

Boston, Massachusetts 02135

PROXY STATEMENT FOR THE XL FLEET CORP.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2021

This proxy statement, along with the accompanying notice of 2021 annual meeting of stockholders, contains information about the 2021 annual meeting of stockholders of XL Fleet Corp. (the “Annual Meeting”), including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 9:00 a.m. ET, on Wednesday, May 26, 2021. You will not be able to physically attend the Annual Meeting.

As a result of the public health and travel risks and concerns due to COVID-19, the Annual Meeting will be a virtual meeting via live audio webcast on the Internet. You will be able to attend the Annual Meeting, vote, and submit your questions during the meeting by visiting https://www.cstproxy.com/xlfleet/2021 and entering the 12-digit control number included in the Notice of Internet Availability that you receive. For further information about the virtual Annual Meeting, please see the Questions and Answers about the Meeting beginning on page 3. We expect to resume in person stockholder meetings in future years.

In this proxy statement, we refer to XL Fleet Corp. as “XL Fleet,” “the Company,” “we,” “us” and “our.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the Annual Meeting.

On or about April 16, 2021, we intend to begin sending to our stockholders the Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement for the Annual Meeting and our 2020 annual report to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2021

This proxy statement, the Notice of Annual Meeting of Stockholders, our form of proxy card and our 2021 annual report to stockholders are available for viewing, printing and downloading at https://www.cstproxy.com/xlfleet/2021. To view these materials please have your 12-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2020, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or under the “SEC Filings” tab in the “Financials” section of the “Investors Relations” section of our website at www.xlfleet.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: XL Fleet Corp., Attention: Corporate Secretary, 145 Newton Street, Boston, Massachusetts 02135. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors is soliciting your proxy to vote at the Annual Meeting to be held virtually, on Wednesday, May 26, 2021, at 9:00 a.m. ET and any adjournments or postponements of the meeting. This proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 because you owned shares of our common stock on the record date. We intend to commence distribution of the Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, proxy materials to stockholders on or about April 16, 2021.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. If you received the Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are You Holding a Virtual Annual Meeting?

Due to the continuing public health impact of COVID-19 and to support the health and well-being of our stockholders, the Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management, as time permits. We intend to return to holding an in-person Annual Meeting in future years.

How do I Access the Virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. ET. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. The virtual Annual Meeting is running the most updated version of the applicable software and plugins. You should ensure you have a strong Internet connection wherever you intend to participate in the Annual Meeting. You should also allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Annual Meeting.

To be admitted to the virtual Annual Meeting, you will need to log-in at https://www.cstproxy.com/xlfleet/2021 using the 12-digit control number found on the proxy card or voting instruction card previously mailed or made available to stockholders entitled to vote at the Annual Meeting.

Will I be Able to Ask Questions and Have These Questions Answered During the Virtual Annual Meeting?

Stockholders may submit questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform at https://www.cstproxy.com/xlfleet/2021, typing your question into the ‘‘Ask a Question” field, and clicking ‘‘Submit.” Please submit any questions before the start time of the meeting.

Appropriate questions related to the business of the Annual Meeting (the proposals being voted on) will be answered during the Annual Meeting, subject to time constraints. Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related to rules of conduct and other materials for the Annual Meeting will be available at https://www.cstproxy.com/xlfleet/2021.

What Happens if There Are Technical Difficulties during the Annual Meeting?

Beginning 15 minutes prior to, and during, the Annual Meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call 1 (888) 965-8995 (toll free) or +1 (415) 655-0243 (international).

Who May Vote?

Only stockholders of record at the close of business on March 29, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting. On this record date, there were 139,105,704 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

If on the Record Date your shares of our common stock were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or mobile device. You may specify whether your shares should be voted FOR or WITHHELD for each nominee for director and whether your shares should be voted for, against or abstain with respect to the ratification of the appointment of Marcum LLP as our independent registered public accounting firm. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our board of directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, Continental Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may vote:

•	By Internet. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote over the Internet.
•	By mobile device. On your smartphone or tablet, open the QR Reader and scan the QR code included in the Notice or proxy card. Once the voting site is displayed on your smartphone or tablet, enter your 12-digit control number from the Notice or proxy card and vote your shares.
•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with our board of directors’ recommendations as noted below.
•	At the meeting. If you attend the virtual meeting, you may vote by completing a ballot, which will be available at the meeting.

Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 25, 2021.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares virtually at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

How Does Our Board of Directors Recommend that I Vote on the Proposals?

Our board of directors recommends that you vote as follows:

☐	“FOR” the election of the nominees for director; and
☐	“FOR” the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

☐	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
☐	by re-voting by Internet or mobile device as instructed above;
☐	by notifying XL Fleet’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
☐	by attending the Annual Meeting and voting at the meeting. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked.

Your most current vote, whether by Internet, mobile device or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Marcum LLP as our independent registered public accounting firm for 2021, our audit committee of our board of directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Continental Stock Transfer & Trust Company, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, virtually or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the Annual Meeting virtually or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held in a virtual meeting format only. You can attend the Annual Meeting and view the live audio webcast by visiting https://www.cstproxy.com/xlfleet/2021. The Annual Meeting will be held at 9:00 a.m. ET on Wednesday, May 26, 2021. To attend the virtual Annual Meeting, go to https://www.cstproxy.com/xlfleet/2021 shortly before the meeting time, and follow the instructions for downloading the webcast. If you miss the Annual Meeting, you can view a replay of the webcast at https://www.cstproxy.com/xlfleet/2021 until May 26, 2022. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

Some brokers or other nominee record holders may be sending you a single set of our proxy materials if multiple XL Fleet stockholders live in your household. This practice, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

We will promptly deliver a separate copy of our Notice or, if applicable, our proxy materials to you if you write or call our Corporate Secretary at: 145 Newton Street, Boston, Massachusetts 02135 or (617) 586-2930. If you want to receive your own set of our proxy materials in the future or, if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on your Notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2021 for (a) the executive officers named in the Summary Compensation Table on page 17 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of our common stock that may be acquired by an individual or group within 60 days of April 1, 2021 pursuant to the exercise of options or warrants or the lapsing of restricted stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of our common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 139,105,704 shares of our common stock outstanding on April 1, 2021.

	Shares Beneficially Owned
Name and Address	Number	Percent

Directors and Named Executive Officers
Declan P. Flanagan (1)	0	0%
Debora M. Frodl (1)(2)	363,700	*
Kevin Griffin (3)(4)	10,363,333	7.2%
Christopher Hayes (1)(5)	381,873	*
Thomas J. Hynes III (1)(6)	7,334,489	5.2%
Dimitri N. Kazarinoff (1)(7)	1,523,061	1.1%
Jonathan J. Ledecky (4)	9,733,333	6.8%
Niharika Ramdev (1)	0	0%
Sarah Sclarsic (1)(8)	50,000	*
James Berklas (1)	0	0%

All directors and current executive officers as a group (10 persons) (9)	20,016,456	13.6%

Five Percent Holders:
James S. Davis (10)	12,500,803	9.0%
Pivotal Investment Holdings II LLC (11)	9,733,333	6.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	The business address of the stockholder is c/o XL Fleet Corp., 145 Newton Street, Boston, Massachusetts 02135.
(2)	Includes options to purchase 363,700 shares of our common stock, which are exercisable within 60 days of April 1, 2021.
(3)	Includes 630,000 shares of our common stock held by MGG Investment Group, LP (“MGG”), of which Mr. Griffin is the Chief Executive Officer and Chief Investment Officer. Notwithstanding his dispositive and voting control over such shares, Mr. Griffin disclaims beneficial ownership of the shares of our common stock held by MGG, except to the extent of his proportionate pecuniary interest therein. The business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. This information is based on a Schedule 13G filed with the SEC by Pivotal Investment Holdings II LLC with the SEC on February 16, 2021 and information available to us.
(4)	Includes 5,500,000 shares held by the Pivotal Investment Holdings II LLC, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal SPAC Funding II LLC, an affiliate of Mr. Griffin, is a managing member. Also includes 4,233,333 shares issuable to Pivotal Investment Holdings II LLC upon the exercise of private placement warrants. Notwithstanding their dispositive and voting control over such shares, each of Messrs. Griffin and Ledecky disclaims beneficial ownership of the shares of our common stock held by Pivotal Investment Holdings II LLC, except to the extent of his respective proportionate pecuniary interest therein. The business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. This information is based on a Schedule 13G filed with the SEC by Pivotal Investment Holdings II LLC with the SEC on February 16, 2021 and information available to us.
(5)	Includes options to purchase 381,873 shares, which are excisable within 60 days of April 1, 2021.
(6)	Includes 6,181,461 shares and options to purchase an additional 1,153,028 shares, which are excisable within 60 days of April 1, 2021.
(7)	Includes 15,346 shares and options to purchase an additional 1,507,715 shares, which are excisable within 60 days of April 1, 2021.
(8)	Includes 50,000 shares which are excisable within 60 days of April 1, 2021.
(9)	See footnotes (2) – (8) above.

(10)	Includes 12,500,803 shares held of record by Mr. Davis. The business address of the stockholder is 145 Newton Street, Boston, Massachusetts 02135. This information is based solely on a Schedule 13G filed with the SEC by Mr. Davis with the SEC on December 29, 2020, which reported ownership as of December 21, 2020.
(11)	Includes 5,500,000 shares held by the Pivotal Investment Holdings II LLC, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal SPAC Funding II LLC, an affiliate of Mr. Griffin, is a managing member. Also includes 4,233,333 shares issuable to Pivotal Investment Holdings II LLC upon the exercise of private placement warrants. Notwithstanding their dispositive and voting control over such shares, each of Messrs. Griffin and Ledecky disclaims beneficial ownership of the shares of our common stock held by Pivotal Investment Holdings II LLC, except to the extent of his respective proportionate pecuniary interest therein. The business address of the stockholder is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. This information is based on a Schedule 13G filed with the SEC by Pivotal Investment Holdings II LLC with the SEC on February 16, 2021 and information available to us.

MANAGEMENT AND CORPORATE GOVERNANCE

Our Board of Directors

Our charter provides that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of 9 members, classified into three classes as follows: (A) Debora M. Frodl, Declan P. Flanagan and Sarah Sclarsic constitute a class with a term ending at the 2021 annual meeting; (B) Kevin Griffin, Christopher Hayes and Niharika Ramdev constitute a class with a term ending at the 2022 annual meeting; and (C) Thomas J. Hynes III, Dimitri N. Kazarinoff and Jonathan J. Ledecky constitute a class with a term ending at the 2023 annual meeting.

On February 26, 2021, our board of directors accepted the recommendation of the Nominating Committee and voted to nominate Debora M. Frodl, Declan P. Flanagan and Sarah Sclarsic for election at the Annual Meeting for a term of three years to serve until the 2024 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated for election as directors and those directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years as of April 15, 2021. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position with the Company
Debora M. Frodl	55	Chair of the Board
Declan P. Flanagan	46	Director
Kevin Griffin	44	Director
Christopher Hayes	47	Director
Thomas J. Hynes III	41	President, Director
Dimitri N. Kazarinoff	56	Chief Executive Officer, Director
Jonathan J. Ledecky	63	Director
Niharika Ramdev	51	Director
Sarah Sclarsic	37	Director

Our board of directors has reviewed the materiality of any relationship that each of our directors has with XL Fleet, either directly or indirectly. Based upon this review, our board of directors has determined that the following members of our board of directors are “independent directors” as defined by New York Stock Exchange: Debora M. Frodl, Declan P. Flanagan, Kevin Griffin, Christopher Hayes, Jonathan J. Ledecky, Niharika Ramdev and Sarah Sclarsic.

Dimitri N. Kazarinoff has served as our Chief Executive Officer and a member of our board of directors since December 2020. Mr. Kazarinoff has served as Chief Executive Officer and President and as a member of the board of directors of XL Hybrids, Inc., a wholly owned subsidiary of the Company (“XL Hybrids”), since October 2019. Mr. Kazarinoff has many years of experience as a transportation industry executive. Prior to his service with XL Fleet, from September 2011 through July 2019, he served as President of AVL Powertrain Engineering, Inc. and from January 2008 through April 2011, he served as the V.P. & GM of Eaton’s Hybrid Power Systems Division. Mr. Kazarinoff holds a BS ME from the Massachusetts Institute of Technology and a Masters of Management degree from the Kellogg Graduate School of Management at Northwestern University.

Thomas J. Hynes, III founded XL Hybrids in 2009 and has served as our President and a member of our board of directors since December 2020. Mr. Hynes has served as Chief Strategy Officer and Treasurer and as a member of the board of directors of XL Hybrids since October 2019. He previously served as Chief Executive Officer of XL Hybrids from July 2009 through October 2019. Mr. Hynes has over 17 years of experience in energy innovation and fleet electrification. He currently serves as Senior Lecturer at the Sloane School of Management at the Massachusetts Institute of Technology, a position he has held since July 2008. Mr. Hynes has served on the board of directors of Woodwell Climate Research Center, a non-profit organization committed to conducting climate change research, since June 2018. Mr. Hynes holds a B.S. in management science from the Massachusetts Institute of Technology.

Debora M. Frodl has served as a member of our board of directors and the chair of our board of directors since December 2020. From May 24, 2018 until December 2020, Ms. Frodl served as a member of the board of directors of XL Hybrids and was chair of the XL Hybrids’ board of directors from July 1, 2019 until December 2020. Ms. Frodl has served as a member of the board of directors for Spring Valley Acquisition Corp., a publically traded special purpose acquisition corporation focused on sustainability, since November 2020, Renewable Energy Group, Inc., a public company focused on biofuels, since March 2018 and ITC Holdings Corporation, a private company focused on electricity transmission, since September 2020. Ms. Frodl served as the Global Executive Director for Ecomagination at General Electric Company (“GE”) from December 2012 through December 2017, where she expanded GE’s clean technology strategy. From 2010 to 2012, Ms. Frodl served as Chief Strategy Officer & Global Alternative Fuels Leader for GE, leading the company to decarbonize its commercial fleet through deployment of alternative fuel vehicles. Prior to this position, Ms. Frodl gained over twenty years of senior executive experience at GE Capital, serving in roles including Chief Marketing Officer of GE Capital Commercial Equipment Finance, Chief Executive Officer of GE Capital Dealer Finance and as Chief Executive Officer of GE Capital Public Finance. Since 2014, Ms. Frodl has served as an ambassador for the Clean Energy, Education & Empowerment for Women Initiative, a collaboration between U.S. Department of Energy, MIT and Stanford. She also served on the Advisory Board for the National Renewable Energy Lab, Joint Institute of Strategic Energy Analysis and the University of Minnesota, Institute on the Environment. Ms. Frodl is a certified Governance Fellow for the National Association of Corporate Directors since 2018. Ms. Frodl completed executive programs, Making Corporate Boards Most Effective, at Harvard Business School and Director’s Consortium, at Stanford Graduate School of Business. She holds an M.B.A. from the University of St. Thomas and B.S.B.A. from Minnesota State University.

Declan P. Flanagan has served as a member of our board of directors and the chair of our nominating and corporate governance committee since December 2020. Mr. Flanagan currently serves as the Executive Vice President and Chief Executive Officer of the Onshore Business Unit of Ørsted A/S, a position he has held since October 2018. From July 2009 until its acquisition by Ørsted in September 2018, Mr. Flanagan served as Chief Executive Officer of Lincoln Clean Energy (f/k/a Lincoln Renewable Energy). From December 2007 to July 2009, Mr. Flanagan served as Chief Executive Officer of E. On Climate and Renewables North America LLC. From April 2003 through December 2007, Mr. Flanagan served as Chief Executive Officer of Airtricity North America LLC. Mr. Flanagan is a former member of the boards of both the American Wind Energy Association and the Solar Energy Industries Association. Mr. Flanagan holds a B.Sc in environmental science from National University of Ireland, a M.Sc in environmental management from University of Ulster and an MBA in accounting and finance from Northwestern University.

Kevin Griffin has served as a member of our board of directors since April 2019. Mr. Griffin has served as a member of the board of directors of Pivotal Acquisition Corp. III (“Pivotal III”) since February 2021 and also served as a member of the board of directors of Pivotal Acquisition Corp. (“Pivotal I”) from September 2018 until it consummated its initial business combination with KLDiscovery Inc. (“KLDiscovery”) in December 2019 and has continued to serve on the board of directors of KLDiscovery since such time. During Mr. Griffin’s 20-year career, Mr. Griffin has originated and invested over $4 billion across the capital structure of middle market businesses and has also sat on numerous boards of directors. Mr. Griffin founded MGG in October 2014 and has served as its Chief Executive Officer and Chief Investment Officer since such time. Prior to launching MGG, Mr. Griffin was a Managing Director with Highbridge Principal Strategies from January 2010 to June 2014, where he was a senior member of the Specialty Lending Platform and a Member of the Highbridge Credit Committee. Prior to this, Mr. Griffin was the Head of Private Investing for Octavian Funds, a hedge fund focused on global investing across debt and equity structures, from 2007 to 2009. From 2003 to 2007, Mr. Griffin was part of Fortress Investment Group in charge of originating and underwriting investment opportunities for the Drawbridge Special Opportunities Fund. Prior to Fortress, Mr. Griffin was an investor with one of the first publicly traded business development companies, American Capital, where he was involved in numerous equity buyout and subordinated debt investments. Mr. Griffin began his career with Houlihan Lokey Howard & Zukin’s Investment Banking Division, focusing primarily on distressed M&A and financial restructurings. The M&A Advisor in May 2015 named Mr. Griffin a winner of its 40 Under 40 Emerging Leaders Award. The Hedge Fund Journal, in association with Ernst & Young, in December 2016 named Mr. Griffin one of 50 “Tomorrow’s Titans”. Mr. Griffin received a BSBA in Finance from Georgetown University.

Christopher Hayes has served as a member of our board of directors and the chair of our compensation committee since December 2020. From August 30, 2019 until December 2020, Mr. Hayes served as a member of the board of directors of XL Hybrids and was a member of XL Hybrids’ Finance Committee. Mr. Hayes currently serves as managing partner of Alturus, a sustainable infrastructure investment company he founded in January 1, 2017. From January 1, 2016 to January 1, 2017, Mr. Hayes served as the Senior Vice President of Corporate Development at Edison International, a publically traded energy and power markets company. From June 2011 to December 2015, Mr. Hayes served as the managing partner of Altenex LLC, a company he founded that provided an energy management network used by companies, universities and municipalities to source clean power for their portfolios. Mr. Hayes holds a B.S. in business administration from the University of Denver.

Jonathan J. Ledecky has served as a member of our board of directors since our inception. From our inception until December 2020, Mr. Ledecky served as our Chairman and Chief Executive Officer.  Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since March 1999.  Mr. Ledecky has also served as President and Chief Operating Officer of Northern Star Acquisition Corp. (NYSE: STIC) since September 2020 and served as its Chief Executive Officer from July 2020 until September 2020. Northern Star Acquisition Corp. has entered into a definitive agreement for an initial business combination with Barkbox, Inc.  He has also served as the President, Chief Operating Officer and director of Northern Star Investment Corp. II (NYSE: NSTB) since November 2020, President, Chief Operating Officer and director of Northern Star Investment Corp. III (NYSE: NSTC) since November 2020 and President, Chief Operating Officer and director of Northern Star Investment Corp. IV (NYSE: NSTD) since November 2020. Northern Star Investment Corp. II has entered into a definitive agreement for a business combination with Apex Clearing Corporation.  Mr. Ledecky was also Chief Executive Officer and chairman of the board of directors of Pivotal Investment Corporation, a blank check company that completed its initial business combination with KLDiscovery, a provider of software and services that help protect corporations from a range of information governance, compliance and data issues. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015 which has entered into a definitive agreement for a business combination with Cyxtera Cybersecurity, Inc. (doing business as Appgate). Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019. Mr. Ledecky previously served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce, a commissioner on the National Commission on Entrepreneurship and a trustee of the U.S. Olympic and Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University and a M.B.A. from the Harvard Business School.

Niharika Taskar Ramdev has served as a member of our board of directors and the chairperson of our audit committee since December 2020. From August 1996 to April 2019, Ms. Ramdev served in numerous positions with General Motors (“GM”), including several senior management positions beginning in 2011. From August 2011 to March 2014, Ms. Ramdev served as the Chief Financial Officer for Global Purchasing and Supply Chain for GM. From April 2014 to June 2015, Ms. Ramdev served as the Vice President of Finance and Treasurer for GM. From July 2015 to January 2018, Ms. Ramdev served as the Chief Financial Officer for General Motors International, a division of GM. From January 2018 to April 2019, Ms. Ramdev served as the Chief Financial Officer for Global Cadillac, a division of GM. Ms. Ramdev received her M.B.A. from Harvard Business School.

Sarah Sclarsic has served as a member of our board of directors since June 2019. Ms. Sclarsic is a technology entrepreneur and advisor, consulting for companies in a wide range of areas, from drone delivery to financial software to gene therapy, advising them on fundraising, business strategy, key hires and communications. Since February 2021, Ms. Sclarsic has served as a director of Pivotal III. Since September 2018, Ms. Sclarsic has been conducting research at the MIT Media Lab, an interdisciplinary research laboratory at the Massachusetts Institute of Technology that encourages the unconventional mixing and matching of seemingly disparate research areas. From July 2016 to September 2018, Ms. Sclarsic served as Vice President of Operations of Sentieo, Inc., a producer of software for investors to research and analyze information on public companies. From 2013 to May 2016, she was the founding Business Director at Modern Meadow, Inc., a biotechnology company which developed methods to grow leather without animals. From 2011 to 2013, she was an independent consultant. In 2009, she co-founded Getaround, Inc., a carsharing company, and served as its Director of Operations until 2010. Ms. Sclarsic received a B.A. in bioethics from Harvard University and a M.S. from Massachusetts Institute of Technology.

Committees of Our Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2020 there were two meetings of our board of directors, and four meetings of the various committees of our board of directors. No director attended fewer than 75% of the total number of meetings of our board of directors and of committees of our board of directors on which he or she served during fiscal 2020, except for Declan Flanagan, who did not attend the one meeting that our board of directors held during the period he had been a director in fiscal 2020. Each member of our board of directors is strongly encouraged but is not required to attend each annual meeting of our stockholders.

Audit committee. Our audit committee met four times during fiscal 2020.  This committee currently has three members, Niharika Ramdev (Chair), Debora M. Frodl, who were both newly appointed on December 21, 2020, and Sarah Sclarsic, who served on this committee prior to our Business Combination (as defined below) and was re-appointed to continue her service on that same date. Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the audit committee satisfy the current independence standards promulgated by the SEC and by the New York Stock Exchange, as such standards apply specifically to members of audit committees. Our board of directors has determined that Ms. Ramdev is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the audit committee set forth elsewhere in this proxy statement.

A copy of the audit committee’s written charter is publicly available on our website at www.xlfleet.com.

Compensation committee. Our compensation committee did not meet during fiscal 2020. This committee currently has three members, Christopher Hayes (Chair), Declan P. Flanagan and Niharika Ramdev, each of whom were newly appointed to serve on this committee on December 21, 2020. Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of our board of directors are carried out and that such policies, practices and procedures contribute to our success. Our compensation committee also administers our XL Fleet Corp. 2020 Equity Incentive Plan. The compensation committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present. All members of the compensation committee qualify as independent under the definition promulgated by the New York Stock Exchange.

The compensation committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

•	The compensation committee establishes a compensation policy for executive officers that includes (i) an annual base salary, (ii) incentive compensation which is awarded for the achievement of predetermined financial, project, research or other designated objectives of the Company as a whole and of the executive officers individually and (iii) long-term incentive compensation in the forms of equity participation and other awards with the goal of aligning, where appropriate, the long-term interests of executive officers with those of the Company’s stockholders and otherwise encouraging the achievement of superior results over an extended time period.
•	The compensation committee establishes a compensation policy for the Company’s executive officers that (i) enhances the profitability of the Company and increases stockholder value, (ii) recognizes individual initiative, leadership, achievement and other contributions and (iv) provides competitive compensation that will attract and retain qualified executives.
•	The compensation committee annually reviews the compensation policy for the Company’s directors, Chief Executive Officer and other executive officers, which review includes (i) a review and approval of corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, (ii) an evaluation of the Chief Executive Officer’s performance in light of relevant corporate goals and objectives, (iii) a performance evaluation of the Company’s management (iv) a review of executive supplementary benefits and, as appropriate, the Company’s retirement, benefit and special compensation programs involving significant cost, (v) a review of the Company’s equity-based plans that are subject to approval by our board of directors and (vi) a review of competitive practices and trends to determine the adequacy of the executive compensation program.
•	The compensation committee has the authority to retain or obtain the advice of such compensation consultants, legal counsels, experts and other advisors as the committee may deem appropriate in its sole discretion.
•	The compensation committee has the authority, to the extent permitted by and consistent with applicable law and the provisions of the Company’s 2020 Equity Incentive Plan, to delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to the Company’s 2020 Equity Incentive Plan.

A copy of the compensation committee’s written charter is publicly available on our website at www.xlfleet.com.

Nominating and Governance Committee. Our nominating and governance committee (“Nominating Committee”) did not meet during fiscal 2020 and has three members, Declan P. Flanagan (Chair), Debora M. Frodl and Christopher Hayes, each of whom were newly appointed to serve on this committee on December 21, 2020. Our board of directors has determined that all members of the Nominating Committee qualify as independent under the definition promulgated by the New York Stock Exchange. The Nominating Committee’s responsibilities are set forth in the Nominating Committee’s written charter and include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on our board of directors;
•	evaluating the performance of our board of directors, its committees and individual directors and determining whether continued service on our board of directors is appropriate;

•	evaluating nominations by stockholders of candidates for election to our board of directors;
•	evaluating the current size, composition and organization of our board of directors and its committees and making recommendations to our board of directors for approvals;
•	developing a set of corporate governance policies and principles and recommending to our board of directors any changes to such policies and principles;
•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our board of directors current and emerging corporate governance trends; and
•	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to our board of directors, including undertaking an annual review of its own performance.

Generally, our Nominating Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to our Nominating Committee’s written charter. Threshold criteria include: integrity and ethical values, commitment to the long term value of the Company and its stockholders, absence of conflicts of interest, fair and equal representation of all stockholders of the Company, achievement in the fields of business, professional, governmental, community, scientific or educational endeavors, the ability to function effectively in an oversight role, a diversity of backgrounds, perspectives, experience, age, gender, ethnicity and citizenship, understanding of the Company’s business, ability to devote adequate time to our board of directors and its committees, no conflicts with any applicable board policies. Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experiences, ages, genders, ethnicities and countries of citizenship on our board of directors and its committees.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to our board of directors, it must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Stockholder Recommendation of Candidates for Election as Directors appended to our Nominating Committee’s written charter. Any such recommendation should be made in writing to the Nominating and Governance Committee, care of our Corporate Secretary at our principal office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	as to each recommending stockholder, (i) the name and address of such recommending stockholder (including, if applicable, the name and address that appear on the Company’s books and records) and (ii) the number of shares of each class or series of stock of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such recommending stockholder;
•	as to each recommending stockholder, (i) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such recommending stockholder with respect to any shares of any class or series of stock of the Company; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any recommending stockholder satisfying the requirements of Rule 13d-1(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than a recommending stockholder that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such recommending stockholder as a hedge with respect to a bona fide derivatives trade or position of such recommending stockholder in the ordinary course of such recommending stockholder’s business as a derivatives dealer, (ii) any rights to dividends on the shares of any class or series of stock of the Company owned beneficially by such recommending stockholder that are separated or separable from the underlying shares of the Company, (iii) any material pending or threatened legal proceeding in which such recommending stockholder is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, (iv) any other material relationship between such recommending stockholder, on the one hand, and the Company or any affiliate of the Company, on the other hand, (v) any direct or indirect material interest in any material contract or agreement of such recommending stockholder with the Company or any affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (vi) any other information relating to such recommending stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such recommending stockholder in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a recommending stockholder solely as a result of being the stockholder directed to prepare and submit the notice required by our Bylaws on behalf of a beneficial owner; and
•	as to each candidate whom a recommending stockholder proposes to nominate for election as a director, (i) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice if such candidate for nomination were a recommending stockholder, (ii) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (iii) a description of any direct or indirect material interest in any material contract or agreement between or among any recommending stockholder, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such recommending stockholder were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (iv) a completed and signed questionnaire, representation and agreement as required by our Bylaws.

A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on our website at www.xlfleet.com.

Board Leadership Structure and Role in Risk Oversight

Currently, the role of chair of the board is separated from the role of chief executive officer, and we plan to keep these roles separate. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chair of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chair, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and our corporate governance guidelines do not require that our chair and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Stockholder Communications to Our Board of Directors

Generally, stockholders who have questions or concerns should contact our Investor Relations department at xlfleetir@icrinc.com. However, any stockholders who wish to address questions regarding our business directly with our board of directors, or any individual director, should direct his or her questions to board of directors by mailing or hand delivering writing communications to Attn: Security Holder Communication, Board of Directors, XL Fleet Corp., 145 Newton Street, Boston, Massachusetts 20135. Communications will be distributed to our board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of our board of directors may be excluded, such as:

•	junk mail and mass mailings;
•	resumes and other forms of job inquiries;
•	surveys; and
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, in which case it will be made available to any outside director upon request.

Hedging Policy

We have a policy that prohibits Company personnel, including executives and directors, from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options and transactions involving financial instruments that are designed to hedge or offset any decrease in the market value of our equity securities.

Executive Officers

The following table sets forth certain information as of April 15, 2021 regarding our executive officers who are not also directors. All executive officers, other than our executive officers who are also directors, are at-will employees.

Name	Age	Position
James Berklas	50	General Counsel

James Berklas has served as our General Counsel and Vice President of Corporate Development since January 2021, during which time he has overseen our legal and compliance functions and executed upon our corporate development initiatives. In September 2020, Mr. Berklas founded Augmented Industry Services, a boutique investment bank representing smaller domestic manufacturers. From August 2017 to August 2020, Mr. Berklas served as the Chief Growth Officer, head of M&A and General Counsel of medical device and packaging manufacturer of Westfall Technik, Inc., where he led the acquisition of 17 companies. Mr. Berklas has 25 years of legal experience, 11 years of public company leadership and has closed over 200 acquisition and financing transactions. He earned his J.D. from Harvard University and his B.A. from University of California, Los Angeles.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Overview

We qualify as a “smaller reporting company” under the rules promulgated by the SEC, and we have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2020 and 2019 to our Chief Executive Officer and our President who were serving as executive officers as of December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dimitri N. Kazarinoff,	2020	292,500	—	—	—	358,000(2)	—	—	650,500
Chief Executive Officer	2019	74,048(3)	17,325(4)	—	633,710	—	—	57,241(5)	782,324
Thomas J, Hynes, III,	2020	225,000	—	—	—	302,860(6)	—	—	527,860
President	2019	250,000	40,000	—	—	—	—	—	290,000

(1)	The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. See Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by XL Fleet in determining the grant-date fair value of our equity awards.
(2)	Includes the bonus payment made to Mr. Kazarinoff on March 31, 2021 in connection with services provided in fiscal 2020.
(3)	Mr. Kazarinoff joined XL Hybrids in October 2019 and the salary amount included in the table represents the prorated portion of his $325,000 annual salary received in 2019.
(4)	Reflects the prorated portion of the bonus payment made to Mr. Kazarinoff on March 15, 2020 in connection with services provided in fiscal 2019.
(5)	Consists of (i) $50,000 paid to Mr. Kazarinoff in connection with relocation expenses and (ii) $7,241 paid to Mr. Kazarinoff in connection with temporary living expenses.
(6)	Includes the bonus payment made to Mr. Hynes on March 31, 2021 in connection with services provided in fiscal 2020.

Narrative Disclosure To Summary Compensation Table and Grants of Plan-Based Awards Table

Narrative Disclosure to Summary Compensation Table

For 2020 and 2019, the compensation program for XL Fleet’s named executive officers consisted of base salary and incentive compensation delivered in the form of cash bonuses and stock option awards.

Annual Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Bonus Compensation

From time to time, our board of directors or its compensation committee, in its discretion, may approve bonuses for our named executive officers based on individual performance, company performance or as otherwise determined to be appropriate. Bonuses are set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. With respect to Mr. Kazarinoff, we have entered into an offer letter agreement, described below, which sets forth his cash bonus.

Health and Welfare Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including: health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; and short-and long-term disability insurance. We do not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Employment Agreements with Named Executive Officers

We currently maintain the following:

Offer Letter with Dimitri N. Kazarinoff

We entered into an offer letter with Mr. Kazarinoff on September 30, 2019. Pursuant to the terms of the offer letter, Mr. Kazarinoff received a base salary at an annual rate of $325,000 for fiscal 2019, which base salary is to be reviewed on a periodic basis in accordance with our practices. Mr. Kazarinoff is eligible to receive an annual bonus, which bonus is based on established performance variables. The target bonus is equal to 30% of base salary and is expected to typically be earned at between 70% and 130% of that amount based on the performance variables. Mr. Kazarinoff also received payment of temporary living expenses through December 31, 2019 and, after 60 days of employment, $50,000 in relocation assistance. Pursuant to the terms of the offer letter, Mr. Kazarinoff also received an option to purchase 5,030,400 shares of our common stock. Such option vests in equal monthly installments over a 48 month period from the date of grant. In the event of a change of control (as defined in the 2010 Plan), provided that Mr. Kazarinoff has been employed by us for at least two years, the vesting of the option will be accelerated such that the greater of (i) 50% of the remaining unvested portion of the option, or (ii) the portion of the option that would have vested during the one-year period following the change of control, shall become immediately vested. In February 2021, our board of directors approved an increase of Mr. Kazarinoff’s base salary from $325,000 to $440,000 and an increase of Mr. Kazarinoff’s target cash bonus amount from 30% to 70% of base salary for the fiscal year ending December 31, 2021. The salary increase for Mr. Kazarinoff became effective as of March 16, 2021.

Agreements with Thomas J. Hynes, III

In February 2021, our board of directors approved an increase of Mr. Hynes’ base salary from $225,000 to $372,500. The salary increase for Mr. Hynes became effective as of March 16, 2021. Mr. Hynes is eligible to receive an annual bonus, which bonus is based on established performance variables. The target bonus for 2020 was equal to $80,000. Also in February 2021, our board of directors approved a target cash bonus amount equal to 70% of Mr. Hynes’ base salary for the fiscal year ending December 31, 2021. Mr. Hynes has entered into an Employee Covenants Agreement containing customary restrictive provisions including covenants related to confidentiality and non-disclosure, assignment of inventions and a one-year non-solicitation and non-competition. Mr. Hynes was granted an option in May 2018 to purchase 785,948 shares of our common stock.

Potential Payments and Benefits upon Termination or Change in Control

Pursuant to the terms of Mr. Kazarinoff’s offer letter, if we terminate Mr. Kazarinoff’s employment without “Cause,” we will provide Mr. Kazarinoff with severance benefits equal to six months of his then current base salary, subject to the execution and non-revocation of a release of claims in a form satisfactory to the Company. “Cause” is defined in the offer letter as conduct by Mr. Kazarinoff which harms or would reasonably be expected to harm us, including the commission of fraud, misappropriation of funds, misconduct in the performance of duties, material breach of any of our policy’s, failure to perform the duties of the position, commission of a felony, or any criminal act involving dishonesty or theft, or material non-compliance with applicable business and legal standards, including with respect to workplace discrimination or harassment. On September 20, 2019, Mr. Kazarinoff entered into our standard Employee Covenants Agreement, which contains certain customary restrictive covenants.

Pursuant to the terms of Mr. Hynes’ agreement with the Company, in the event of a change of control (as defined in the 2010 Plan), the vesting of the option granted to Mr. Hynes will be accelerated such that the greater of (i) 50% of the remaining unvested portion of the option, or (ii) the portion of the option that would have vested during the one-year period following the change of control, shall become immediately vested.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Dimitri Kazarinoff, Chief Executive Officer	1,110,948	2,698,018(2)	—	0.24	12/5/2029
Thomas J. Hynes, III, President	595,111	—	—	0.24	11/21/2023
Thomas J. Hynes, III, President	483,527	111,548(3)	—	0.24	05/24/2028

(1)	Each option was granted under the 2010 Plan, the terms of which are described below under “Equity Benefit Plans—XL Hybrids, Inc. 2010 Equity Incentive Plan.” In addition, each option originally covered shares of XL Hybrids common stock, and in connection with the Business Combination (as defined below), was assumed by XL Fleet and converted into an option to purchase shares of our common stock on the same terms applicable to the option immediately prior to being assumed, except adjustments to the number of shares subject to and the exercise price of the option were made in order to reflect the Business Combination and to preserve the value of the option, as described in more detail below under “Equity Benefit Plans—XL Hybrids, Inc. 2010 Equity Incentive Plan.”
(2)	Options vest over four years in equal monthly installments subject to continued service with us through each applicable vesting date.
(3)	Options vest over four years, with 25% vesting on the first anniversary of the vesting commencement date, and 6.25% vesting each quarter thereafter, subject to continued service with us through each applicable vesting date.

Equity Benefit Plans

XL Fleet Corp. 2020 Equity Incentive Plan

In December 2020, our board of directors adopted, and our stockholders approved, the XL Fleet Corp. 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan became effective immediately upon the closing of the business combination between Pivotal Investment Corporation II (“Pivotal”) and XL Hybrids pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Business Combination”). As of December 31, 2020, there were no awards outstanding under the 2020 Plan.

Eligibility. The 2020 Plan allows for grants, under the direction of our board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to our long-term success. All our and our affiliates employees, directors and consultants are eligible to participate in the 2020 Plan.

Shares Available for Issuance. The 2020 Plan provides for the future issuance of up to 12,800,000 shares of our common stock, plus (i) a number of additional shares to be issued if awards outstanding under the 2010 Plan are cancelled or expire on or after December 21, 2020, and (ii) an annual increase on the first day of each fiscal year during the period beginning on the first day of fiscal year 2021, and ending on the second day of fiscal year 2030, equal to the lesser of: (a) 5% of the number of outstanding shares of our common stock on such date; and (b) an amount determined by the plan administrator. Generally, shares of our common stock reserved for awards under the 2020 Plan that lapse or are forfeited will be added back to the share reserve available for future awards, and shares of our common stock tendered in payment for an award or shares of our common stock withheld for taxes are available again for future awards.

The aggregate grant date fair value of shares granted to any non-employee director under the 2020 Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $750,000; increased to $1,000,000 in the year in which such non-employee director initially joins our board of directors.

Stock Options. Stock options granted under the 2020 Plan may either be incentive stock options (“ISOs”), which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”), or non-qualified stock options, which are not intended to meet those requirements. ISOs may be granted to our and our affiliates employees. A maximum of 260,000,000 shares may be granted as ISOs under the 2020 Plan.

Non-qualified options may be granted to our affiliates and our affiliates’ employees, directors and consultants and the term of the option may not be longer than ten years. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but shall not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards. The 2020 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, phantom stock awards, and stock unit awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment through a specified restricted period or achievement of one or more performance goals.

Restricted Stock Units. Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee shall be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the restricted stock unit award vests.

Plan Administration. In accordance with the terms of the 2020 Plan, our board of directors may authorize our compensation committee to administer the 2020 Plan. The compensation committee may delegate part of its authority and powers under the 2020 Plan to one or more of our directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the 2020 Plan, the plan administrator determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;
•	the number of shares subject to each award;
•	the vesting provisions of each award;
•	the termination or cancellation provisions applicable to awards; and
•	all other terms and conditions upon which each award may be granted in accordance with the 2020 Plan.

In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2020 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Stock Dividends and Stock Splits. If our common stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of our common stock as a stock dividend, the number of shares of our common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2020 Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;
•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
•	in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;
•	provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and
•	with respect to stock grants and in lieu of any of the foregoing, our board of directors or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of our common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of our board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination. The 2020 Plan may be amended by our stockholders. It may also be amended by our board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of the New York Stock Exchange or (ii) in order to ensure favorable federal income tax treatment for any ISOs under Section 422 of the Code, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Duration of Plan. The 2020 Plan will expire by its terms on December 20, 2030.

XL Hybrids, Inc. 2010 Equity Incentive Plan

XL Hybrids’ board of directors adopted, and XL Hybrids’ stockholders approved, the 2010 Equity Incentive Plan (the “2010 Plan”) in 2010. In connection with our Business Combination, our board of directors approved the assumption of the 2010 Plan. The 2010 Plan has been periodically amended, most recently in 2020 in order to increase the number of shares of our common stock available for issuance pursuant to the 2010 Plan. The 2010 Plan permitted the grant of ISOs, non-qualified stock options and restricted stock awards. ISOs may have been granted only to our employees and to any of our subsidiary corporation’s employees. All other awards may have been be granted to our employees, directors and consultants and to any of our subsidiary corporation’s employees or consultants. As of December 31, 2020, stock options to purchase 10,975,222 shares of XL Fleet’s common stock with a weighted-average exercise price of $0.57 per share were outstanding.

Administration. Our board of directors or a committee delegated by our board of directors will administer the 2010 Plan. Subject to the terms of the 2010 Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards were granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2010 Plan and awards granted thereunder.

Options. Our employees and service providers historically received stock options pursuant to the 2010 Plan. With respect to the options granted to Mr. Kazarinoff, the awards were granted in the form of ISOs. The exercise price per share of options granted under the 2010 Plan must be at least 100% of the fair market value per share of our common stock on the grant date or, in the case of ISOs that are subsequently modified, on the date of such modification. Subject to the provisions of the 2010 Plan, the administrator will determine the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Changes to Capital Structure. In the event of certain changes to our capital structure, such as a stock dividends, stock splits or reverse stock splits, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2010 Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2010 Plan. In the event of a change of control, our board of directors or committee administering the 2010 Plan can take one or more of the following actions to provide for: (i) the purchase of outstanding options for an amount equal to the amount that could have been obtained upon the exercise of the option and sale of the underlying stock had such option been currently exercisable, or the replacement of options with other rights or property, (ii) the accelerated vesting of options prior to the change of control, (iii) the assumption of options by the successor or surviving corporation, or (iv) the termination of options prior to the change of control.

Plan Amendment or Termination. Our board of directors has the power to amend, modify, or terminate the 2010 Plan at any time. Our board of directors must obtain stockholder approval of any plan amendment to the extent required.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plan.

Director Compensation

In 2019, no director received cash, equity or other non-equity compensation for service on our board of directors.

Non-Employee Director Compensation Policy

Annual Equity Award. Under the non-employee director compensation policy, each non-employee director of the Company will receive a $150,000 annual equity award, such award comprising of equal parts stock options and restricted stock units. The chair of our board of directors will receive an additional $20,000 annual equity award, such grant comprising of equal parts stock options and restricted stock units. The value of the annual equity awards will be calculated using a Black-Scholes valuation. The awards will be granted on the date of each annual meeting of stockholders at which the director is elected to our board of directors or continues to serve as a director. Each grant will vest in full on the first anniversary of the grant date.

Initial Equity Award. Upon initial election to our board of directors, each new non-employee director of the Company will receive an initial equity award equal to 150% of the annual equity award, such award comprising of equal parts stock options and restricted stock units. The value of the initial equity award will be calculated using a Black-Scholes valuation. The initial equity award will vest in equal installments on the first, second and third anniversary of the date of the grant. The initial equity award will not be granted to any new non-employee director of the Company who served as a director of Pivotal or XL Hybrids immediately prior to the consummation of our Business Combination.

Annual Cash Retainer. Each non-employee director of the Company will receive an annual cash retainer of $50,000 for his or her service on our board of directors, and the chair of our board will receive an additional $20,000 cash retainer. Each member of the audit, compensation and nominating and corporate governance committees will receive an annual cash retainer of $10,000, $7,500 and $5,000, respectively. In addition, the chair of each of the audit, compensation and nominating and corporate governance committees will receive an additional cash retainer of $20,000, $15,000 and $10,000, respectively. The annual cash retainers, as applicable, will be payable in quarterly installments, in arrears, at the end of each calendar quarter for the duration of such non-employee director’s service on our board of directors or committee.

The following table shows the total compensation accrued during the fiscal year ended December 31, 2020 to the members of our board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Total ($)
Debora M. Frodl, Chair of the Board	31,770.83(2)	—	—	31,770.83
Declan Flanagan, Director	1,510.42	—	—	1,510.42
Kevin Griffin, Director	1,041.67	—	—	1,041.67
Christopher Hayes, Director	6,614.58(2)	—	—	6,614.58
Jon Ledecky, Director	1,041.67	—	—	1,041.67
Niharika Ramdev, Director	1,822.92	—	—	1,822.92
Sarah Sclarsic, Director	1,250.00	—	—	1,250.00

(1)	Includes the pro rata portion of the annual cash retainer paid to each director for services rendered in December 2020.
(2)	Includes cash compensation paid in connection with services rendered to XL Hybrids in fiscal year 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by security holders (1)	10,975,222	$ 0.57	12,800,000
Equity compensation plans not approved by security holders	—	—	—
Total	10,975,222	$ 0.57	12,800,000

(1)	These plans consist of: (i) the 2020 Plan, which includes 12,800,000 shares of our common stock available for issuance, and (ii) the 2010 Plan, which has no shares of our common stock available for issuance.

Our only equity compensation plans are the 2020 Plan and 2010 Plan. A detailed description of the terms of the 2020 Plan and 2010 Plan are included above under the headings “Equity Benefit Plans – XL Fleet Corp. 2020 Equity Incentive Plan” and “Equity Benefit Plans – XL Hybrids, Inc. 2010 Equity Incentive Plan.”

REPORT OF AUDIT COMMITTEE

The audit committee of our board of directors, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange, has furnished the following report:

The audit committee assists our board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by our board of directors, which is available on our website at www.xlfleet.com. This committee reviews and reassesses our charter annually and recommends any changes to our board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Marcum LLP. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2020, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020, with management and Marcum LLP, our independent registered public accounting firm;
•	Discussed with Marcum LLP the matters required to be discussed in accordance with Auditing Standard No. 1301- Communications with audit committees; and
•	Received written disclosures and the letter from Marcum LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum LLP’s communications with the audit committee and the audit committee further discussed with Marcum LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Marcum LLP, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Members of the XL Fleet audit committee

Niharika Ramdev

Debora M. Frodl

Sarah Sclarsic

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee charter requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee.  Any request for such a transaction must first be presented to our audit committee for review, consideration and approval.  In approving or rejecting any such proposal, our audit committee is to consider all available information deemed relevant by the audit committee, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Related Party Transactions

Our board of directors adopted a written related person transactions policy that sets forth policies and procedures regarding the identification, review, consideration and oversight of related person transactions. For purposes of this policy only, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of its subsidiaries, are participants involving an amount that exceeds $120,000, in which any related person has a material interest.

Transactions involving compensation for services provided to us or any of our subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the related person transaction policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to our audit committee (or to another independent body of our board of directors) for review. To identify related person transactions in advance, we expect to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Lock-Up Agreement

In connection with the consummation of the Business Combination, certain of XL Hybrids’ stockholders and each initial stockholder of Pivotal entered into a Lock-Up Agreement dated September 17, 2020 with Pivotal which provides that the common stock issued to such holders in the Business Combination is subject to a 12-month lock-up period during which the holders have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Business Combination, which period may be earlier terminated if the reported closing sale price of our common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Business Combination, subject to certain exceptions.

Registration Rights Agreement

In connection with the consummation of the Business Combination and as contemplated by that certain Agreement and Plan of Reorganization, dated as of September 17, 2020, by and among Pivotal, PIC II Merger Sub Corp., a wholly owned subsidiary of Pivotal, and XL Hybrids (the “Merger Agreement”), certain stockholders of XL Hybrids and certain stockholders of Pivotal, including the holders of the Pivotal Class B Common Stock (such Pivotal Class B Common Stock was reclassified on the closing date of the Business Combination as XL Fleet common stock) entered into a Registration Rights Agreement with us, dated September 17, 2020 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed that, no later than 45 calendar days after the closing of the Business Combination, we would file with the SEC (at our sole cost and expense) a registration statement registering the resale of the registrable securities, and we will use our reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Such stockholders were also granted certain demand registration rights and piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the Registration Rights Agreement.

Indemnification Agreements

On December 21, 2020, in connection with the consummation of the Business Combination, and as contemplated by the Merger Agreement, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify such directors and executive officers for certain expenses, including reasonable attorneys’ fees, judgments (including any pre and post-judgment interest) penalties, fines, liabilities, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

Lease Agreement

On March 16, 2012, we entered into a lease agreement with Red Line Limit, LLC, as landlord, in connection with our lease of certain property located in Brighton, Massachusetts. The property is owned by James Davis, a holder of more than 5% of our common stock. The lease agreement has been extended through February 29, 2022. Pursuant to the terms of the lease agreement, we currently pay monthly rent installments of $19,473 for this property. We made payments of approximately $235,000 in 2019 and approximately $235,000 in 2020 in connection with the lease agreement.

Proposal No. 1

ELECTION OF DIRECTORS

(Notice Item 1)

On February 26, 2021 our board of directors nominated Declan P. Flanagan, Debora M. Frodl and Sarah Sclarsic for election at the Annual Meeting. Our board of directors currently consists of nine members, classified into three classes as follows: Kevin Griffin, Christopher Hayes and Niharika Ramdev constitute a class with a term ending in 2022; Thomas J. Hynes III, Dimitri N. Kazarinoff and Jonathan J. Ledecky constitute a class with a term ending in 2023; and Declan P. Flanagan, Debora M. Frodl and Sarah Sclarsic constitute a class with a term which expires at the upcoming Annual Meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

Our board of directors has voted to nominate Declan P. Flanagan, Debora M. Frodl and Sarah Sclarsic for election at the Annual Meeting for a term of three years to serve until the 2024 annual meeting of stockholders, and until their respective successors are elected and qualified. The Class B directors (Kevin Griffin, Christopher Hayes and Niharika Ramdev) and the Class C directors (Thomas J. Hynes III, Dimitri N. Kazarinoff and Jonathan J. Ledecky) will serve until the Annual Meetings of Stockholders to be held in 2022 and 2023, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Declan P. Flanagan, Debora M. Frodl and Sarah Sclarsic as directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our board of directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted for each nominee at the Annual Meeting is required to elect each nominee as a director.

Our board of directors Recommends
The Election Of Declan P. Flanagan, Debora M. Frodl and Sarah Sclarsic
As Directors, And Proxies Solicited By Our board of directors
Will Be Voted In Favor Thereof Unless A Stockholder
Has Indicated Otherwise On The Proxy.

Proposal No. 2

ratification of selection of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 2)

The audit committee has appointed Marcum LLP (“Marcum”), as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2021. Marcum LLP has served as our independent registered public accounting firm since March 20, 2019. Our board of directors proposes that the stockholders ratify this appointment. Marcum audited our financial statements for the fiscal years ended December 31, 2020 and 2019. We expect that representatives of Marcum will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint Marcum, the audit committee reviewed auditor independence issues and existing commercial relationships with Marcum and concluded that Marcum has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2021.

The following table presents fees for professional audit services rendered by Marcum for the audit of the Company’s annual financial statements for the years ended December 31, 2020 and 2019, and fees billed for other services rendered by Marcum during those periods.

	2020	2019
Audit fees:(1)	346,080	306,445
Audit related fees:(2)	106,070	–
Tax fees:(3)	689	7,210

(1)	Fees for both years consisted of fees for professional services associated with the annual consolidated financial statement audits, statutory filings, consents and assistance with and review of documents filed with the SEC.
(2)	Consists of fees associated with services related to the review of accounting for significant transactions and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit fees.”
(3)	Tax fees consist principally of assistance with matters related to corporate tax compliance and reporting.

The percentage of services set forth above in the categories audit fees, audit related fees and tax fees, that were approved by the audit committee pursuant to Rule 2-01(c)(7)(i)(C) (relating to the approval of a de minimis amount of non-audit services after the fact but before completion of the audit), was 0%.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
2.	Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.	Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.
4.	Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

The percentage of the hours expended on Marcum’s engagement to audit our financial statements for the fiscal year ended December 31, 2020 that was attributed to work performed by persons other than Marcum full-time, permanent employees was 0%.

In the event the stockholders do not ratify the appointment of Marcum as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the votes cast for this proposal is required to ratify the appointment of the independent registered public accounting firm.

Our board of directors Recommends A Vote To
Ratify The Appointment Of Marcum LLP
As Our Independent Registered Public Accounting Firm,
And Proxies Solicited By Our board of directors
Will Be Voted In Favor Of Such Ratification
Unless A Stockholder Indicates Otherwise On The Proxy.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.xlfleet.com under the Governance, Documents and Charters section of our Investors page and will be made available to stockholders without charge, upon request, in writing to the attention of our Corporate Secretary at XL Fleet Corp., 145 Newton Street, Boston, Massachusetts 02135. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive officer and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the New York Stock Exchange.

OTHER MATTERS

Our board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2022 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than December 16, 2021. To be considered for presentation at the 2022 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than 120 days prior to the date that is one year from this year’s meeting date and no later than 90 days prior to the date that is one year from this year’s meeting date. Proposals that are not received in a timely manner will not be voted on at the 2022 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, XL Fleet Corp., 145 Newton Street, Boston Massachusetts 02135.

BY ORDER OF THE BOARD OF DIRECTORS

Jim Berklas

General Counsel

Boston, Massachusetts

April 15, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

XL FLEET CORP.

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 25, 2021.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit:
https://www.cstproxy.com/xlfleet/2021

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

Proposals

1. Election of the following Directors to serve a three-year term expiring in 2024:

		FOR	WITHHOLD VOTE
1.	Debora M. Frodl	☐	☐
2.	Declan P. Flanagan	☐	☐
3.	Sarah Sclarsic	☐	☐

	FOR	AGAINST	ABSTAIN
2. Ratification of Marcum LLP as the Company's independent public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

CONTROL NUMBER

Signature____________________**Signature, if held jointly**____________________**Date**__________, **2021**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.